EXHIBIT 5.1

September 8, 2017

PBF Holding Company LLC

PBF Finance Corporation

One Sylvan Way, Second Floor

Parsippany, NJ 07054

Ladies and Gentlemen:

We have acted as counsel to PBF Holding Company LLC, a Delaware limited liability company (the “Company”) and PBF Finance Corporation, a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), and to each of the subsidiaries of the Company listed on Schedule I (the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Issuers of up to $725,000,000 aggregate principal amount of 7.25% Senior Notes due 2025 (the “New Notes”) in exchange for up to $725,000,000 aggregate principal amount of the Issuers’ outstanding 7.25% Senior Notes due 2025 that were issued on May 30, 2017 (the “Old Notes”), and the guarantees (the “Guarantees”) of the Guarantors with respect to the New Notes and the Old Notes. The New Notes will be issued under an Indenture dated as of May 30, 2017 (the “Indenture”) among the Issuers, the Guarantors, Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and Deutsche Bank Trust Company Americas (“Deutsche Bank”), as Paying Agent, Registrar, Transfer Agent and Authenticating Agent (each as defined therein).

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee and Deutsche Bank.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	When the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and as contemplated in the Registration Statement upon the exchange, the New Notes will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

2.	When the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and as contemplated in the Registration Statement upon the exchange, the Guarantees will remain the valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

September 8, 2017

Our opinions set forth in paragraphs 1 and 2 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture or the New Notes that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purposes.

Very truly yours,

/s/  STROOCK & STROOCK & LAVAN LLP

STROOCK & STROOCK & LAVAN LLP

SCHEDULE I

Subsidiary	State of Formation
Chalmette Refining, L.L.C.	Delaware
Delaware City Refining Company LLC	Delaware
Paulsboro Refining Company LLC	Delaware
PBF Energy Western Region LLC	Delaware
PBF Investments LLC	Delaware
PBF Power Marketing LLC	Delaware
PBF Services Company LLC	Delaware
Toledo Refining Company LLC	Delaware
Torrance Refining Company LLC	Delaware
Torrance Logistics Company LLC	Delaware